Exhibit 10.10

LAND LEASE AGREEMENT

(Grundstücks-und Gebäudenutzungsvertag)

between

Bayer AG

- hereinafter referred to as BAYER -

and

GE Bayer SILICONES GmbH & Co. KG

- hereinafter referred to as the Company -

WHEREAS

BAYER maintains, as a separate operation within its Inorganics Business Group, a Silicones Business Unit that operates, among other things, a plant on BAYER’s site in Leverkusen. The Silicones Business Unit will become part of the Company pursuant to the Foundation Agreement between Bayer AG and General Electric Company dated April 1, 1998, as amended, and the other Transaction Documents contemplated thereby, including the Service and Supply Agreement and Environmental Agreement BAYER wishes to make certain areas on its Leverkusen site, including, without limitation, the buildings thereon currently belonging to the Silicones Business Unit, and certain additional areas and buildings, as defined hereafter, available to the Company under the terms and conditions of this lease agreement (“Lease Agreement”).

The objective of this Lease Agreement is to enable the Company to operate the business of the Silicones Business Unit and any extensions thereof in accordance with the Foundation Agreement and the other Transaction Documents contemplated thereby. The parties agree that the Company’s enjoyment of the Leased Land for the term of this Lease Agreement is integral to the formation, operation and expansion of the Company as contemplated by the Foundation Agreement.

It is also understood between the parties that the location of the Leased Land (as defined below) within the existing site structures makes it necessary for them to show each other particular consideration.

The following agreement sets forth the terms and conditions for the lease of the land and buildings let to the Company.

NOW IT IS HEREBY agreed as follows:

Article 1 - The Property and its Use

1.	BAYER is the registered owner of the real estate entered in the land register of the Leverkusen Local Court in Wiesdorf, page 2502.

real property register serial No. 32

local subdistrict Wiesdorf, cadastral unit 15,

No. 152, site premises, Bayerwerk, area 82,953 sq m.

real property register serial No. 33

local subdistrict Wiesdorf, cadastral unit 15,

No. 153, site premises, Bayerwerk, area 61,748 sq m.

real property register serial No. 34

local subdistrict Wiesdorf, cadastral unit 15,

No. 154, site premises, Bayerwerk, area 54,418 sq m.

Neither the land register nor any other official register of the town of Leverkusen lists any encumbrances on this real estate.

2.	BAYER hereby permits the Company to use, for industrial purposes not inconsistent with the purposes set forth in the Foundation Agreement, a portion of the real estate, including the buildings thereon, specified in the foregoing Article 1.1, hereinafter referred to as the “Leased Land”. The Leased Land and further details of its use by the Company is described and is shown on the site plan and property description appended to this Lease Agreement as Schedules 1A and 1B, which are an integral part of this Lease Agreement.

3.	In the event any of the options set forth in Schedule 1B cannot be exercised on or prior to the expiration of the option period because of the absence of any Regulatory Approvals or any injunction, order or similar restraint issued by a court of competent jurisdiction, the option shall expire on the ninetieth (90) day after such Regulatory Approval shall have been obtained or injunction, order or restraint shall have been dissolved or when such injunction, order or restraint shall have become permanent and no longer subject to appeal, as the case may be.

4.

The Company and Bayer, as the case may be, may exercise their options by giving written notice to the other party of its decision to exercise the option. Within thirty (30) days following any exercise of the option, the Company and Bayer shall execute and deliver an addendum to the Lease Agreement, if applicable, and such other instruments and documents as are necessary or appropriate to transfer the property being transferred.

5.	The lease of any option property by the Company shall be subject to the terms and conditions of the Environmental Agreement, and of any further lease agreement, if applicable, and any addendum to be attached to the Lease Agreement to give effect to any exercise of the option shall provide accordingly.

6.	Bayer and the Company will take all reasonable actions necessary to accomplish the transfers contemplated by the options, and shall comply promptly with all legal requirements which may be imposed on Bayer or the Company, respectively, with respect to any exercise of the option. Each such party will take all reasonable actions necessary to obtain any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Authority or other Person required to be obtained or made by Bayer or the Company in connection with any exercise of the option.

7.	Subject to the Environmental Agreement, the Company shall be entitled and obligated to hold, operate and maintain on its own responsibility, on the Leased Land with the buildings thereon, the silicone production plants belonging to its business operation, including any ancillary facilities needed for this purpose. Following the Closing Date, it shall be the Company’s responsibility to obtain any permits and licenses required for this use. In case that the COMPANY should operate under permits, authorizations or licences of which BAYER should be the holder, BAYER will undertake all reasonable steps to ensure the future use of said permits, authorizations or licenses. BAYER will also give COMPANY any reasonably necessary support in administrative procedures for any changes thereof. Subject to Article 7, Section 2 of this Lease Agreement, any changes in said use shall require BAYER’s written consent which consent shall be deemed granted with respect to all changes contemplated by the Foundation Agreement and the Transaction Documents contemplated thereby, and which shall not be unreasonably withheld in the case of other changes.

8.	The duty to maintain safety on the Leased Land shall be the responsibility of the Company as of the date of occupancy.

9.	The Company is granted full rights of entry and access to the Leased Land as far as necessary to operate the business in accordance with Article 1, sections 1, 2 and 7, above.

Article 2 - Compliance with Bayer Rules

1.	The Company shall be obligated to comply with the BAYER regulations (house rules, guidelines, etc.), as last amended, governing the use of roads and streets and of buildings other than those let to the Company. Moreover, the Company shall oblige its visitors and such third parties as it engages to work on the Leased Land to observe these regulations. BAYER shall furnish the Company with these regulations in suitable and updated form for the purpose of dissemination, and shall provide any modifications of such Bayer regulations to the Company promptly after they are adopted. The Company undertakes to comply with all fire and safety regulations required by Applicable Law.

2.	Gate controls shall be carried out according to the current BAYER guidelines and practices. If for this purpose coded site ID cards are necessary whose specification has to be coordinated with BAYER, the Company shall procure the same, as far as legally possible, at its own expense. The Company shall issue instructions and adopt policies and procedures to ensure that the instructions of BAYER’s site security are complied with throughout the plant area. The Company shall coordinate with BAYER the particulars of the required presentation of identification to BAYER site security.

Article 3 - Warranty and Contaminated Sites

1.	Unless otherwise provided in this Lease Agreement or the Foundation Agreement, BAYER does not warrant any particular size, quality or condition of the Leased Land and buildings. The Company is aware that the Leased Land has been used for industrial purposes. No protection shall be afforded against competition on the Leverkusen site, except that Bayer does agree not to allow any other third party silicone production facility to operate at the Leverkusen site, except for fumed silica and any appropriate feedstock production pursuant to an agreement between the Company and such production facility.

2.	The Company is aware that foundations or remains of foundations may exist on the Leased Land. BAYER shall furnish the Company with available documents thereon. Furthermore, BAYER shall reimburse the Company for all additional expenses incurred in removing these foundations or remains of foundations to the extent that such removal is necessary for the realization of the Future Expansion Plan contemplated by the Foundation Agreement. All demolition necessary for the Future Expansion Plan is to be carried out at the expense of BAYER. In any event, any Environmental Liabilities arising therefrom shall be the obligation of Bayer as set forth in the Environmental Agreement.

Article 4 - Payment; Due Date

1.	The Company shall pay BAYER an annual rental fee of 100DM (one hundred Deutschmarks). The fee shall fall due on January 5 of each year. The Company also shall pay such additional charges as to be determined by paragraphs 9 and 10 of Schedule 1B attached hereto.

2.	The rental fee shall be plus value-added tax at the current statutory rate.

3.	The pro rata payment for the current year shall be due and payable immediately after occupancy of the Leased Land.

4.	If the Deutschmark ceases to be legal tender in Germany, this Lease Agreement shall remain effective. The prices shall thereafter be payable in the currency which is then legal tender in Germany; and the conversion shall be effected according to the statutory conversion rate.

Article 5 - Taxes and Expenses

1.	From the date of occupancy, the Company shall bear the current property taxes due on the Leased Land and existing buildings and facilities and the buildings and facilities to be erected thereon, and other recurring or nonrecurring taxes and rates, contributions or public charges. Subject to the obligations of Bayer in the Service and Supply Agreement and the Environmental Agreement, the Company shall be responsible for the maintenance and repairs to the Leased Land and existing buildings and facilities and the buildings and facilities to be erected thereon, and the expenses related thereto (but in any case not including roads, drives or other vehicular routes, except as set forth in the Service and Supply Agreement).

2.	The Company shall bear development charges and other local assessments for future improvements, particularly as per the German Town and Country Planning Code (BauGB) and the North Rhine-Westphalia Local Rates Act (KAG), for the Leased Land and the buildings and facilities it has built thereon, in accordance with the distribution ratio chosen by the authorities who commissioned the development, always provided they are not caused by BAYER projects and are unrelated to this Lease Agreement. Except as contemplated by the Foundation Agreement and by Article 3, Section 2 of this Lease Agreement, and subject to the allocation of Environmental Liabilities as set forth in the Environmental Agreement, the Company shall bear the costs of the development of the Leased Land undertaken at its own initiative, including preparation thereof for development and shall bear any expenses imposed under the Federal Natural Preservation Act, but in no event shall the Company be liable for any Environmental Liabilities relating to soil or groundwater.

Article 6 - Insurances

1.	It shall be the Company’s responsibility to take out adequate insurance against fire damage and other risks for existing buildings and facilities and the buildings and facilities to be erected on the Leased Land. If the buildings and facilities are destroyed wholly or in part, the Company, unless otherwise agreed, shall be obliged to restore them immediately to their status quo ante to the extent of the insurance benefits or compensation to be paid by the insurer, subject to all necessary permits and licenses.

2.	If such a loss-entailing event coincides with the final termination of this Lease Agreement, for whatsoever reason, or if the termination of use is agreed or to be expected shortly after the loss-entailing event, or if the restoration could not be completed prior to the final termination of this Lease Agreement or the use, the Company, or Bayer as the case may be, shall not be obliged to restore the status quo ante, without prejudice in the Company’s case to any other duties of restoration under Article 12.4 of this Lease Agreement.

3.

The Company shall maintain appropriate Public, Product and environmental liability insurance; the environmental liability cover shall not be less than DM 20 million with regard to normal operations, for the rest with combined single limit of DM 50 million per claim for bodily injury and property damage (three times in the annual aggregate).

At BAYER’s request, the Company shall furnish proof thereof by presenting confirmation of cover.

Article 7 - Coordination of Construction/Erection of Facilities

1.	The Company shall be obliged to have the competent department at BAYER carry out the surveying and planning necessary for the preparation and execution of its construction projects (e.g., development and line planning including links to the existing infrastructure, site plan for building application, calculation of demarcation elements/coordinates, staking out of principal points and axes, alignment and measurement of supply, transfer and discharge systems outside the planned building, measurement of the building and documentation) at the Company’s own expense, other than with respect to the projects set forth in the Leverkusen Expansion and other Project Completion Criteria (Annex S to the Foundation Agreement), which expenses shall be borne by Bayer. This shall not apply to building-related technical surveying. BAYER shall deliver such services on a timely basis and at the rates specified in the Service and Supply Agreement and the applicable Term Sheet attached thereto.

2.	The Company undertakes to obtain BAYER’s approval of its complete application for permission (including plans, descriptions of the building and operations, etc.) environmental permit applications and any additional applications (e.g., drainage, etc.) that it may need to file in this connection, as well as any subsequent applications for modification, before sending them to the competent authorities. This is to ensure in particular that the Company does not cause any environmental impact which, in conjunction with the environmental impact caused by BAYER or other present or future occupants of the site, exceeds the permissible level of emissions, Bayer agrees to provide a prompt response to any such submission by the Company, and that its approval will not be unreasonably withheld. To the extent that projects to be undertaken by the COMPANY depend upon the acquiring or modification of permits held by BAYER, BAYER shall use its best efforts to acquire or modify such permits, provided that the operations and projects of BAYER are not adversely affected by such permitting activities.

3.	The Company shall be obliged to erect, design, maintain and operate its buildings and facilities in accordance with the pertinent provisions of Applicable Law and the specific stipulations of its permits and licenses. Modifications requiring official authorization shall be subject to BAYER’s prior approval. Bayer agrees to provide a prompt response to any such submission by the Company, and that its approval will not be unreasonably withheld.

4.

The Company shall be obliged to adhere to BAYER’s current site zoning, specific plans (e.g., noise-level plans), block demarcation and building alignment plans, line planning and planning guidelines. This shall apply particularly if any buildings or facilities are wholly or partially destroyed or the Leased Land is to be redeveloped after the demolition of existing buildings. BAYER shall make the said plans and modifications thereof accessible to the Company as needed and as far as they concern the Company. If necessary, BAYER shall exempt the Company from the aforesaid guidelines, applying the same standards that apply to its own construction projects.

The Company shall be a member of the Leverkusen site structure committee and shall be entitled to participate in its discussions on proposed changes by BAYER to the above plans to the extent that they directly or indirectly affect the Leased Land. If employees of either party are appointed to committees of the other party, the former shall furnish the other party with the names of the appointees in writing and enjoin them to secrecy. Employees who will not acknowledge this obligation shall not be appointed to the other party’s committees.

Any existing buildings or facilities that are not in conformity with BAYER’s plans shall only be afforded a limited degree of protection, so that they may only be rebuilt according to such plans as last revised. Existing buildings and facilities need not be adjusted to subsequent changes in such plans.

5.	Building operations or other construction work on the land and/or buildings shall not be permitted without the approval of the competent departments at BAYER (e.g., Site Development/Surveying, Site Services, etc.). Bayer agrees to provide a prompt response to any such submission by the Company, and that its approval will not be unreasonably withheld. Responsibility for the interfaces (transfer points) between BAYER’s and the Company’s infrastructures shall be determined according to the Service and Supply Agreement.

Article 8 - Supply, Transfer and Discharge Systems

1.	The Company shall lay above-ground and underground supply, transfer and discharge systems (e.g., electrical, mains, roads, sewers, etc.) on the Leased Land and, if necessary, on the adjacent BAYER plant premises only with BAYER’s prior approval and along the lines fixed by BAYER. Bayer agrees to provide a prompt response to any such submission by the Company, and that its approval will not be unreasonably withheld.

2.	BAYER shall be entitled to measure and document the supply, transfer and discharge systems laid by the Company at the latter’s expense, which expense shall be determined as set forth in Term Sheet Annex 1.32.002 of the Service and Supply Agreement. For this purpose the Company shall advise BAYER in good time of the first such installation and any changes made to the systems, particularly prior to filling any ditches.

3.

The Company is aware that there are above-ground and underground supply, transfer, discharge and telecommunication systems of BAYER’s and perhaps of third parties as well, on and around the Leased Land. These systems shall be taken into consideration in erecting the buildings and/or facilities and connecting them to public or other supply and waste disposal systems. If in the course of construction of the buildings and/or facilities by the Company it is necessary to move and/or cross these systems in order to clear the construction area, the costs thereby incurred, including measurement and documentation, shall be charged to the Company at market rates unless a Term Sheet applies. If BAYER’s own systems need to be moved and/or modified as a result of construction initiated by the Company, all the necessary measures shall be carried out by BAYER at the Company’s expense. Where third-party systems are involved, the respective operator’s requirements shall be complied with. Bayer shall provide a written estimate of its expenses prior to incurring any expenses.

Article 9 - Mutual Obligations to Tolerate

1.	The Company grants BAYER or its singular or universal legal successors and the companies, or their singular or universal legal successors, in which BAYER or its legal successors have an interest, free of charge, the right to use and to have access to the Leased Land, with prior notice to the Company, at mutually agreed reasonable times for the purposes of construction, operation and maintenance of existing and future above-ground and underground supply, transfer and discharge systems, including but not limited to systems for utilities, raw materials, intermediates and products, waste water, water, pipe bridges, transformer stations, telecommunications systems (indoor and outdoor) sewers, poles, paths, fences, rail tracks, and future additions, modifications, renewals, repairs, etc. to these facilities, always provided that it does not cause disruption of the Company’s operations. Bayer shall use its best efforts to plan and undertake such demolition, construction, operation and maintenance projects so as not to disrupt the operations and facilities of the Company nor the proposed expansions, constructions and related activities of the Company of which Bayer is aware prior to its undertaking of its projects. Should the Company’s operations or facilities be disrupted by such projects of Bayer, BAYER will reimburse or indemnify the Company for any Losses suffered by the Company to the extent Bayer has statutory liability.

For the duration of the existence of the above systems, no actions may be taken on the Leased Land that would jeopardize these systems.

2.	The Company and Bayer each shall be obliged to contact the other party immediately and receive instructions prior to commencing any work or projects in the vicinity of facilities (i.e., underground) that are being built, have been built or may subsequently be built by BAYER or the Company or other entitled parties under the terms of this Article and that are operated and maintained by the same.

3.	The Company and Bayer each shall be obliged to consult with the other party prior to commencing any activities, including but not limited to construction or modification of facilities or operations, or acquisition or modification of permits, or regarding emission limits which might apply to the site, which are reasonably likely to affect the interests of the other party. In the event of a dispute regarding such activities, the dispute resolution procedures of the Foundation Agreement shall apply. If the matter is resolved through such consultation or, if applicable, the dispute resolution process, then subject to the terms of such resolution and except where otherwise provided for under German law, each party is obliged:

•

To tolerate without compensation all effects in the form of noise, odour, smoke, gas, substances or similar form, on the Leased Land and the Bayer site, as applicable, and the above-ground and underground buildings and facilities now or subsequently erected thereon, arising from officially authorized or permitted or otherwise permissible facilities (i.e., within permitted limits), particularly industrial facilities, of, as applicable, the Company or BAYER and its affiliates or their singular or universal legal successors resident on BAYER premises;

•

To raise no objections under private or public law to such facilities or applications for the approval of new facilities, not to use legal remedies to oppose the approval, erection or operation of such facilities, and not to propose, bring about or involve itself in such objections or legal remedies through third parties;

•	Not to assert any claims regarding emissions, particularly claims for damages, forbearance or compensation, or induce the authorities to interfere;

•	To impose these obligations in full on any legal successors, including the obligation to enjoin subsequent legal successors accordingly.

Article 10 - Demarcation of Responsibility for Safety and Environmental Impact

1.	The Company shall be responsible for compliance with public laws applicable to its facilities. Regarding noise levels, the parties to this Lease Agreement shall consult with each other to ensure joint legal compliance, if applicable.

2.	In the interest of environmental and safety concerns, the Company’s plant shall be integrated into BAYER’s emergency service and alert system and accident prevention plan. In case of a serious breakdown whose impact is reasonably likely to extend beyond the bounds of the Company plant at the location in Leverkusen, BAYER’s emergency operations unit shall be entitled to immediate access without prior notice and to issue instructions to the Company plant personnel if necessary to avert danger or prevent the impact of the breakdown from spreading beyond the Company plant. The Company shall provide that this exceptional right of command shall be communicated to its employees. COMPANY must make sure that all automatic fire alarm systems, the emergency information system (“ZWA”) and the emergency telephone call (112) is hooked up to BAYER’s emergency response team (fire brigade).

3.	The provisions of Articles 6 02 and 6 03 of the Environmental Agreement are incorporated herein by reference.

4.	The Company shall be obliged to inform BAYER about the safety aspects of its operations on the Leased Land. Specifically, this shall include information about the substances and products used or stored or otherwise handled as well as emissions. In particular, the Company shall furnish BAYER with all safety data sheets regarding the hazardous substances used on its premises prior to the first usage thereof and shall keep them updated. On request, BAYER shall conclude a secrecy agreement with the Company governing access to and use of information provided to BAYER in this manner.

5.	Any noise-level reports necessary for the permitting of future Company buildings and facilities and changes thereof shall be prepared exclusively by BAYER at the Company’s expense, at fair market value. Bayer shall provide to the Company a written estimate of its expenses prior to incurring any expenses, although the Company may prepare noise reports using a third party if there is a technical dispute concerning the noise reports prepared by Bayer. Outside of any permitting procedures, the Company may prepare noise reports at its own discretion.

Article 11 - Liability

1.	Environmental Liabilities shall be allocated between the parties as set out in the Environmental Agreement Subject to the terms of the Foundation Agreement and the Environmental Agreement, each party may identify the other party as the possible causative party in the event of a claim by an unaffiliated third party. Any such identification shall not change or modify the allocation of Environmental Liabilities between the parties as set forth in the Environmental Agreement.

2.	Unless otherwise agreed by the parties in the Transaction Documents, any civil liability between the parties is subject to the applicable statutory liability.

Article 12 - Duration and Termination of Agreement

1.	This Lease Agreement shall take effect upon signature and run for a period of ninety-nine (99) years, unless otherwise agreed by the parties.

2.	BAYER shall be entitled to terminate this Lease Agreement only for a Material Breach, which shall be defined to mean:

a.	the Company has elected to discontinue and has discontinued operation of the plant in its entirety on the Leased Land for more than 12 consecutive months, other than as a result of a force majeure, and has not taken reasonable steps to resume operations; or

b.	the Company has breached a material provision of this Lease Agreement and such breach has had a material adverse effect on the operation of the Leverkusen site, taken as a whole, in the ordinary course of its operations, and Bayer has provided written notice of such breach to the Company; provided, however, that the Company may cure its breach and thereby abate the termination during a reasonable period following such notice, or, if such Material Breach shall require a longer period to cure, the termination shall be abated so long as the Company has taken reasonable steps within such period to commence curing the Material Breach and the Company continues to diligently pursue and complete the cure.

3.	The Company shall be entitled to terminate this Lease Agreement upon two (2) years prior notice beginning ten (10) years after the date of this Lease Agreement or upon two (2) years prior notice at any time prior thereto provided that such earlier termination would not constitute a Deadlock pursuant to Section 10 01 of the Foundation Agreement.

4.	Upon termination of this Lease Agreement as to all or part of the Leased Land, unless otherwise agreed, the Company shall remove the movable items from the parts of the Leased Land as to which the Lease Agreement is being terminated. The Company shall, at its own expense, as appropriate, close, decommission, remove or dismantle the fixed structures and foundations erected on the Leased Land by the Company down to the upper surface of the cellar floor or underground tank dike, as applicable, and including such tank dike in the case of aboveground tanks, unless BAYER wishes to take over the fixed structures. In any case, on expiry of this Lease Agreement, and subject to the indemnities in Article 4 of the Environmental Agreement, the Company shall return the Leased Land to BAYER and be responsible for any Environmental Liabilities arising from such closure, decommissioning, removal or dismantling of such fixed structures erected on the Leased Land by the Company, except that in no event shall the Company be liable for any Environmental Liabilities relating to soil or groundwater. Such measures as are necessary to achieve this purpose shall be coordinated with BAYER.

Article 13 - Final Provisions

1.	The Schedules to this Lease Agreement are an integral part thereof.

2.	The Company and Bayer may not transfer any or all of their rights and obligations under this Lease Agreement to third parties without the other party’s prior written consent. Bayer may not transfer the Leased Land to any other party, including Bayer affiliates, without ninety (90) days prior written notice to the Company.

3.	BAYER and the Company shall each name to the other an authorized contact for all such matters as may arise in the implementation of this Lease Agreement. This contact shall have sole power of representation.

4.	Unless otherwise specified in this Lease Agreement, the provisions of Article XIII of the Foundation Agreement are incorporated herein by reference and shall survive the termination of this Lease Agreement and the Foundation Agreement.

5.	In connection with this Lease Agreement Bayer has granted an easement (Beschränkte persönliche Dienstbarkeit) to the Company for the use of the Leased Land by the Company, provided that the Company may file the easement with the Land Registry only if Bayer declares the regular termination (i.e., other than for a Material Breach) of the Lease Agreement with an effective date prior to June 30, 2097.

Leverkusen, dated July 1, 1998

Bayer AG		Bayer Silicones GmbH & Co. KG By its General Partner Bayer Silicones Verwaltungs-GmbH

By:	/s/ K. Schu	By:	/s/ Lester Lewis
Name:	K. Schu	Name:	/s/ Lester Lewis
Title:	Head of Real Estate Dept.	Title:	CEO

By:	/s/ Bey	By:	/s/ John Kramcky
Name:	Bey	Name:	John Kramcky
Title:	Counsel	Title:	CEO

SCHEDULE 1B

Description of Leased Land

(Including Buildings and Areas, where applicable)

1.	An area to be used by the COMPANY as of the Closing Date as described in the annexed plan as “Silikone-Bestand” (as colored in purple or in a purple cross hatch pattern or in purple and black stripes, consisting of T 42, T28(east), S30, S28, S29 and surrounding area, T32, T 43, V14, U7/U8 tank area, S 15 and surrounding area, eastern portion of S 31, South end of S5/2, T39, V6, V9, R3, V16, and “Blockinterne Strassen” as colored in yellow), whereas the “Blockinterne Strassen” are not to be used to erect any structures or buildings and are subject to the regulations and plans described in greater detail in article 7 section 4 of the Land Lease Agreement and may not be blocked continuously and may be used by BAYER, by way of illustration and not limitation, for lines or similar systems of any kind, provided, however, that the “Blockinterne Strasse” south of the area “U 13” will only be used by the COMPANY as soon as the COMPANY has obtained the right to use the areas described as “Aerosil-Projekt, Betriebsfläche” and “Aerosil-Projekt, Logistikfläche (von Überbauung freizuhalten)” as described in paragraph 8 of this Schedule.

As of the Closing Date, the Company has been requested by the LS Business Unit of Bayer to make available a portion of the Leased Land for logistical support facilities in conjunction with an expansion project being planned by the LS Business Group. The Company agrees to transfer to Bayer by December 31, 2003 either the easterly portion of Area U7/U8 shown in purple crosshatch or the area shown as Area U30 referenced in paragraph 2 below, for the purpose of logistical support facilities for the expansion project being planned by the LS Business Unit as of the Closing Date (which facilities may be used not only for the support of the planned expansion but also for the LS Business Unit facilities in the U Block), provided however that Bayer must provide written notice to the Company by July 1, 2000 that it still needs the use of one of these two areas for such facilities, and provided further that the Company retains sole discretion to determine which of these two areas it will transfer, which decision shall be provided in writing from the Company to Bayer by December 31, 2000, and provided further that the Company will not be obliged to transfer either area if the Bayer plans for use change to a different use or are canceled. In the event the Company has transferred an area to Bayer as provided above, and Bayer has not materially initiated implementation of the above use of the transferred area by December 31, 2006, then Bayer shall transfer such area back to the Company as Leased Land.

The COMPANY will transfer the area described as R 3 (as colored in purple and black stripes) back to BAYER or any party designated by BAYER if the COMPANY decides to finish the use of said area and notifies BAYER accordingly which notification shall be given no later than 6 months prior to the transfer of said area.

The Leased Land also includes areas within the areas described as “Silicone Bestand” that are described as “Betrieblich genutzte Werkserschließungsflächen mit Bestandsschutz” (as colored in pink), although in the event of demolition of the buildings existing thereon at the Closing Date, new buildings may not be built thereon as set out in the provisions of article 7 section 4 of the Land Lease Agreement.

2.	An area to be used by the COMPANY for the FUTURE EXPANSION PLAN as defined in Annex T of the Foundation Agreement as amended subject to the transition schedule to harmonize the demolition plan of the existing Chrome plant and the investment plan of the COMPANY as set forth at the bottom of this section and as described in the annexed plan as “Chrom” (as colored in orange and consisting of Buildings S 18, T28 (west), T26, T29, T18, T25, U33, northern portion of U21, U30 and the area underlying U17 provided, however, that the COMPANY shall transfer these areas back to BAYER or any party designated by BAYER if the Future Expansion Plan has not been materially initiated within 10 years after the Closing Date.

Transition Schedule

Area/Building	Time of occupancy
S 18	as of April 1st, 1999
T 29	as of July 1st, 1999
T 26, T 28 (west)	as of October 1st, 1999
T 18	as of January 1st, 2000
U 17	as of July 1st, 2000
T 25	as of October 1st, 2000
U 30	as of July 1st, 2001
U 21 (northern portion)	as of December 1st, 2001
U 33	as of June lst, 2002

Whereas Building S 18 will not be demolished but only made available to the COMPANY at said date subject to BAYER being permitted to store materials on no more than 25 % of the space in Building S 18 from such date until no later than June 30, 1999 and whereas the other areas have to be transfered with all buildings and structures thereon demolished and the debris removed and all contaminated soil removed or decontaminated to the extent required by competent authorities with all appeals regarding these requirements exhausted or waived. The time of occupancy may be delayed by acts of the competent authorities provided, however, that both parties will use best efforts to avoid such delay. It is a proviso of the above scheme that both parties must ensure that during the parallel construction/demolition work all legally required safety, environmental and work protection standards are met. The parties are aware that the parallel demolition/construction work requires full mutual information in good time and consideration. All roads, drives, vehicular roads or logistical equipment (including, for illustration and not limitation, tracks of cranes or railroads) may not be blocked constantly for transportation purposes and the positioning of machinery.

3.

An area to be used by the COMPANY as of the Closing Date for the FUTURE EXPANSION PLAN as defined in Annex T of the Foundation Agreement, as amended, provided, however, that the COMPANY shall transfer these areas back to BAYER or any Party designated by BAYER if the FUTURE EXPANSION PLAN has not been materially initiated within 10 years after the Closing Date, as described in the annexed

2

plan as “Erweiterungsfläche Joint Venture” (as colored in blue and consisting of the area north of Building S29, V7, Building S31, the area east of S26, and the area bounded on the north by Strasse T and on the east 5 meters west of Strasse 23 and on the west by a northerly extension of the western edge of Building T10 and on the south by the Blockinterne Strasse (excluding T10 and T8 and the areas in between them).

4.	As to the area on the southern portion of Building S31, which is to be used by the COMPANY as of the Closing Date as described according to No. 3 above and as described in the annexed plan as “Optionsfläche Kieselsol” (as colored in blue and black stripes). The COMPANY is obligated to notify BAYER without delay of the cessation of its plans to use the area and, upon such notification, BAYER may exercise the option to use the area within one year after said notification, provided, however, that if Bayer has exercised the option, it shall transfer this area back to the COMPANY if BAYER has not initiated any material usage of the area within three (3) years after the area becomes available to Bayer.

5.	An area to be used by the COMPANY under a separate lease agreement to be agreed upon by the parties for the further expansion of its silicone business as defined by the Foundation Agreement subject to the exercise of an option by the COMPANY beginning with the notification of complete cessation of the present use of any part thereof by BAYER to the COMPANY until 1 year after said notification as described in the annexed plan as “Zukünftige Option” (as colored in blue and white stripes and consisting of Buildings T8 and T10 and the area in between them, T3, T17, T11, T33, T15 and T80). BAYER is obligated to notify the COMPANY of the planned cessation without delay. The COMPANY, if it has exercised the option, is obligated to transfer this area back to BAYER or any third party designated by Bayer 3 years after the area becomes available to the COMPANY and the COMPANY shall terminate said lease agreement if the further expansion has not been materially initiated within such three year period.

6.	An area subject to the grant of use by BAYER at any time under a separate lease agreement to be agreed upon between the parties at BAYER’s sole discretion as described in the annexed plan as “Interessengebiet joint venture” (as colored in gray).

7.	An area to be used by the COMPANY as of the Closing Date until the end of September 1999 as described in the annexed plan as “Nutzung joint venture bis 09/1999 (U31)” (as colored in purple stripes and consisting of the southern portion of Building U31) unless notified by BAYER that the COMPANY may continue to use the area and/or the additional use of the northern part of U31, which notification should not be given later than June 30, 1999 but may also be given later, provided, however, that the COMPANY shall transfer this area back to BAYER or any party designated by BAYER if any further expansion of the silicone business has not been materially initiated within a three year period beginning with said transfer to the COMPANY.

8.

An area to be used by the COMPANY for the production of fumed silica and any appropriate feed stock by the COMPANY unless BAYER decides to transfer said area to any third party for the above described purpose as described in the annexed plan as “Aerosil-Projekt, Betriebsfläche” and “Aerosil-Projekt, Logistikfläche (von

3

Überbauung freizuhalten)” (as colored in green and in green with white stripes and consisting of Building U13 and the area west of Buildings U30 and U20) whereas buildings and structures may only be erected east of the solidly redlined bounds in the annexed plan, provided that the area occupied by building U 13 will become available after the building has been demolished which demolition shall be completed by no later than December 1st, 2001.

9.	An area to be used by the COMPANY as of the Closing Date consisting of space within the building currently used by the Bayer Silicones Business Unit and depicted in the annexed plan as “R20” whereas the use of said space within Building R20 is subject to a separate lease agreement between the parties.

10.	An area to be used by the COMPANY as of the Closing Date consisting of Building 4810 and surrounding area which is subject to a separate lease agreement between the parties.

4

Agreement

on the amendment of the Land Lease Agreement dated July 1, 1998 between

Bayer AG

51368 Leverkusen

-hereinafter Bayer-

on the one hand

and

GE Bayer Silicones GmbH & Co. KG

Represented by GE Bayer Silicones Verwaltungs GmbH

-hereinafter GEBS-

on the other hand.

The Parties have signed a Land Lease Agreement dated July 1, 1998. In accordance with this agreement, specifically with Schedule 1B, item 2, GEBS is entitled to use areas “U 17”, “U 21” (north portion) and “U33”, which are marked in green color as visible in Annex 1 to this Amendment Contract. According to an agreement signed between Bayer and Degussa-Hüls (DH) from November 11, 1999, DH has a usage right of the area marked in brown color as visible in Annex 1 hereto. GEBS and DH are in agreement to change these areas, so that GEBS shall now have a usage right of the area marked in brown instead of the areas marked in green. Bayer is willing to approve such change of areas (LAND CHANGE), as far as such LAND CHANGE does not create any costs for Bayer und does not harm the further site planning. This Amendment Contract shall not cause any reimbursement of costs on account of Bayer but shall only fix the changing of areas by amending specific contractual clauses before GEBS and DH start using the changed areas. All other terms and conditions remain unaffected.

Therefore, the Parties agree on the following:

§ 1 Amendment of the Land Lease Agreement dated July 1, 1998

1.	In Schedule 1B, item 2, the areas U 17, U21 (northern portion) and U 33 (marked in green color in Annex 1 to this Amendment Contract) are deleted as well as all contractual clauses regarding these areas. For clarification purposes, the Parties agree that no contractual claims exist in regard to these areas, unless they are part of this Amendment Contract.

2.	Schedule 1B, items 2 shall read as follows:

“An area to be used in accordance with the provision as described above in No. 2 of this Schedule 1B (as colored in brown in Schedule 1A consisting of building U 13 and the area west of building U 30 and U 20) whereas any use of said area must comply with all provisions set forth in the “Agreement regarding the amendment of the Land Lease Agreement dated July 1, 1998” and in its Annexes 1-3 dated August 1, 2000. Buildings and structures may only be erected east of the solid red line as depicted in “Annex 1” so said agreement.”

3.	Schedule 1A of the Land Lease Agreement shall be replaced by Annex 1 hereto.

4.	Regarding the area marked with “nicht zu überbauended Versorgungsstrasse” / “service road not to be overbuilt”, which lies within the area marked in brown color in Annex 1, the restriction of use laid down in the note dated February 24, 2000, which is know to GEBS, shall apply.

5.	GEBS acknowledges the other usage conditions mentioned in the note dated October 27, 1999 including annexes (regarding the discussions of October 12, 1999) (Annex 2).

6.	For clarification purposes, GEBS acknowledges that the area which is marked in Annex 1 as “Maschennetzstation” / “meshed communication network” is not comprised by the contractual usage right.

7.

Bayer shall be entitled to pave and to use for own purposes until December 31, 2000 the area marked as “Lagerfläche” / “storage area” of size 15 x 20 meters, which partly lies within the area Baufeld 2 and partly within the area marked with “nicht zu überbauended

Versorgungsstrasse”. Bayer shall remove the pavement on its own costs after end of usage, unless GEBS asks for the takeover of the pavement, and hand over the area to GEBS free of any disturbing buildings or movable items.

8.	GEBS shall not use the areas marked in Annex 1 as “Schutzfläche Chromabriß” / “safety area chrome tear-off” for own purposes before July 1, 2002.

9.	GEBS shall ensure that the area marked in Annex 1 in brown color is only accessible via the Kaistrasse / Kai street near the Rhine bank and not via the street lying south of the areas U 30 and U 31, unless Bayer explicitly approves a different access.

§ 2 Bearing of Costs by GEBS

GEBS shall be obliged to bear the following additional costs (and VAT) incurred by Bayer and resulting from the LAND CHANGE:

a.	GEBS will pay a contribution of DM 280.000 to the costs incurred for the routing of the roads lying south-east of U 13 to the south/to V street. Bayer shall coordinate, if possible, the planning and building of the road.

b.	GEBS shall reimburse Bayer upon proof for such costs which incurred due to the LAND CHANGE for implementing infrastructure measures of any kind to the areas mentioned herein (marked in Annex 1 in green and brown color).

c.	GEBS shall contribute to the development costs of street U 17 (new U 55) in the amount of DM 200.000.

§ 3 Further Obligations of GEBS

1.	GEBS shall be obliged to make itself familiar with the areas it will use after the LAND CHANGE in accordance with this agreement and to adopt the buildings it will erect on such area in accordance with Article 8 no. 3 of the Land Lease Agreement dated July 1, 1998 to the underground supply and disposal systems that are indicated in Annex 3 to this agreement.

2.	In accordance with Article 7 no. 3 of the Land Lease Agreement dated July 1, 1998, GEBS shall install clearance areas and take the security measures required by law only on the leased areas. The use of non-leased areas in this regard is subject to Bayer’s explicit approval.

3.	GEBS and Bayer will immediately after the effective date of this Amendment Contract make all changes to the Service and Supply Agreement including its Annexes that are necessary due to the LAND CHANGE (e.g. change of position of transfer points). § 2 of this Amendment Contract will remain unaffected. Bayer shall inform the other parties on the required amendments to the agreements mentioned herein.

§ 4 General Provisions

1.	Any changes to this Amendment Contract including its Annexes shall only be made in writing. This includes this § 4.1.

2.	Annexes 1 to 3 form an integral part of this Amendment Contract.

3.	The transfer of rights and obligations resulting from this agreement to any third party shall be subject to prior written approval of the other parties. Such approval may only be withheld for important reason.

4.	Bayer and GEBS shall inform each other on representatives of the company who shall be the contact person for all questions resulting from this agreement.

5.	If any provision of this agreement should be or become void or invalid, all other provisions of this agreement shall not be affected thereby and shall be construed by Bayer and GE according to the intention of the original clauses. Same shall apply for any clauses which cannot be carried out.

6.	All other agreements in place between the Parties remain unaffected unless any deviating clauses have been explicitly agreed in this Amendment Contract.

7.	This Amendment Contract shall become effective upon signature by the Parties. It, however, shall be subject to the condition precedent that Bayer and DH shall sign an amendment to the lease agreement of November 11, 2007. The term of the lease shall be ruled by the further agreements existing between the Parties.

8.	This Amendment Contract will be signed in twofold.

Leverkusen, August 1, 2000

Bayer AG	GE Bayer Silicones GmbH & Co. KG

/s/ Illegible	/s/ Illegible

/s/ Illegible	/s/ Illegible

Agreement

On the amendment of the Land Lease Agreement dated July 1, 1998 in the version of the Amendment Contract dated August 1, 2000

(“2nd Amendment Contract to Land Lease Agreement”)

between

Bayer AG

51368 Leverkusen

-hereinafter Bayer-

on the one hand

and

GE Bayer Silicones GmbH & Co. KG

Represented by GE Bayer Silicones Verwaltungs GmbH

-hereinafter GEBS-

on the other hand.

Preamble

In accordance with the Land Lease Agreement dated July 1, 1998, Bayer leased various land and buildings in the Leverkusen chemical park to GEBS. Meanwhile, the land and buildings used by GEBS have changed due to various reasons. By this Amendment Contract, the Parties intend to consolidate the land and buildings which are used by GEBS at the date of the signature of this agreement.

Therefore, the Parties agree on the following:

1.	Schedule 1A of the Land Lease Agreement dated July 1, 1998 shall be replaced by Annex 1 hereto.

2.	Schedule 1B of the Land Lease Agreement dated July 1, 1998 shall be replaced by Annex 2 hereto.

3.	All other agreements between the Parties on the use of land and buildings remain unaffected.

4.	This agreement shall become effective on July 1, 2001.

Leverkusen, June 26, 2001

/s/ Illegible	/s/ Illegible
Bayer AG	GE Bayer Silicones GmbH & Co. KG

/s/ Illegible
GE Bayer Silicones Verwaltungs GmbH

Agreement

on the amendment of the Land Lease Agreement dated July 1, 1998 in the version of the Amendment Contract dated June 26, 2001

(“3rd Amendment Contract to Land Lease Agreement”)

between

Bayer AG

51368 Leverkusen

-hereinafter Bayer-

on the one hand

and

GE Bayer Silicones GmbH & Co. KG

Represented by GE Bayer Silicones Verwaltungs GmbH

-hereinafter GEBS-

on the other hand.

Preamble

In accordance with the Land Lease Agreement dated July 1, 1998, Bayer leased various land and buildings in the Leverkusen chemical park to GEBS. Meanwhile, the land and buildings used by GEBS have changed due to various reasons. By this Amendment Contract, the Parties intend to consolidate the land and buildings which are used by GEBS at the date of the signature of this agreement.

Therefore, the Parties agree on the following:

5.	Schedule 1A of the Land Lease Agreement dated July 1, 1998 in the version of the Amendment Contract dated June 26, 2001 shall be replaced by Annex 1 hereto.

6.	Schedule 1B of the Land Lease Agreement dated July 1, 1998 in the version of the Amendment Contract dated June 26, 2001 shall be replaced by Annex 2 hereto.

7.	All other agreements between the Parties on the use of land and buildings remain unaffected.

8.	This agreement shall become effective on January 1, 2005.

Leverkusen, January 17, 2005

/s/ Illegible	/s/ Illegible
Bayer AG	GE Bayer Silicones GmbH & Co. KG

/s/ Illegible
GE Bayer Silicones Verwaltungs GmbH